Exhibit 99.1

SAIC Announces Financial Results for the Third Quarter of Fiscal Year 2017

Revenues: $1,114 million
Diluted earnings per share:$0.91
Operating income: $74 million
Net income: $42 million
EBITDA(1) as a % of revenues: 7.7%
Cash flows provided by operating activities: $153 million
Book-to-bill ratio of approximately 1.7
Repurchased 607K shares for $40 million

MCLEAN, VA, December 8, 2016—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced financial results for the third quarter ended November 4, 2016.

“SAIC’s third quarter performance delivered strong results in profitability, cash flow generation and business development,” said Tony Moraco, SAIC Chief Executive Officer. “With our highest book-to-bill since separation, our business development activities continue to gain momentum. Our continued investments position us well to meet the mission of our customers, execute our strategy and create shareholder value.”

Third Quarter Fiscal Year 2017: Summary Operating Results

	Three Months Ended				Nine Months Ended
	November 4, 2016	Percent change		October 30, 2015	November 4, 2016	Percent change		October 30, 2015
	(in millions, except per share amounts)
Revenues	$1,114	(2%)		$1,136	$3,424	6%		$3,244
Operating income	74	16%		64	210	21%		173
Operating income as a percentage of revenues	6.6%	100	bps	5.6%	6.1%	80	bps	5.3%
Adjusted operating income(1)	74	14%		65	220	16%		189
Adjusted operating income as a percentage of revenues	6.6%	90	bps	5.7%	6.4%	60	bps	5.8%
Net income	42	24%		34	112	26%		89
EBITDA(1)	86	6%		81	249	17%		213
EBITDA as a percentage of revenues	7.7%	60	bps	7.1%	7.3%	70	bps	6.6%
Adjusted EBITDA(1)	86	5%		82	257	12%		229
Adjusted EBITDA as a percentage of revenues	7.7%	50	bps	7.2%	7.5%	40	bps	7.1%
Diluted earnings per share	$0.91	26%		$0.72	$2.43	30%		$1.87
Adjusted diluted earnings per share(1)	$0.91	25%		$0.73	$2.56	21%		$2.11
Cash flows provided by operating activities	$153	125%		$68	$211	79%		$118
Free cash flow(1)	$150	138%		$63	$200	87%		$107
(1)	Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the third quarter were $1,114 million compared to $1,136 million during the prior year quarter, which represents a decrease of $22 million. Newly awarded programs, such as the Amphibious Combat Vehicle and GSA Enterprise Operations, generated revenues of $47 million during the current quarter. This increase was offset by lower material volume on DoD, federal civilian agency and supply chain programs ($39 million), the expected decline in activity on the Assault Amphibious Vehicle (AAV) program as we near the completion of the prototyping phase ($4 million) and various other decreases across our contract portfolio due to programs that have ended or have experienced lower activity.

Operating income for the quarter was $74 million, or 6.6% of revenues, up from 5.6% for the prior year quarter. The increase was primarily due to lower intangible asset amortization ($5 million), higher net favorable changes in estimates on contracts accounted for using the percentage-of-completion method ($4 million), lower employee benefits expense and a decrease in acquisition and integration costs. These increases were partially offset by increased spending on independent research and development projects and bid and proposal activity.

Net income for the quarter increased $8 million from the comparable prior year period primarily due to increased operating income ($7 million, net of tax) and a lower effective tax rate ($2 million) primarily due to increased research and development credits in the current year. These increases were partially offset by increased interest expense due to costs associated with the amendment to our credit facility.

EBITDA(1) was $86 million for the quarter, or 7.7% of revenues, compared to EBITDA(1) of 7.1% in the comparable prior year quarter. The increase was due to an increase in net favorable changes in estimates on contracts accounted for under the percentage-of-completion method and lower employee benefits expense.

Diluted earnings per share was $0.91 for the quarter. The weighted-average diluted shares outstanding during the quarter was 45.6 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the quarter were $153 million, an increase of $85 million from the comparable prior year period. The increase in operating cash flows over the prior year period was primarily due to a net reduction in working capital investments in Marine Corps platform integration and IT services programs ($39 million) and one less payroll payment in the current quarter.

During the quarter SAIC deployed $54 million of capital, consisting of $14 million in cash dividends and $40 million in plan share repurchases (607 thousand shares) under SAIC’s previously announced share repurchase program.

New Business Awards

Net bookings for the quarter were approximately $1.9 billion, which reflects a book-to-bill ratio of approximately 1.7. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $8.2 billion of which $2.0 billion was funded.

SAIC was awarded the following notable contracts during the quarter:

Defense Logistics Agency (DLA): SAIC was awarded a fixed-price, single award, indefinite-quantity contract by the DLA to continue to deliver chemicals, packaged petroleum, oils and lubricants. The contract has a five-year base period of performance, one three-year option and one two-year option for a total contract value of approximately $1.4 billion if all options are exercised.

U.S. Army – US Army Engineering and Support Center: SAIC was awarded the High Performance Computing Modernization Program (HPCMP) Integrated Technical Services (HITS) task order by the U.S. Army Corps of Engineers. SAIC will provide program management and technical support to the HPCMP supercomputing centers. SAIC also will provide systems engineering and technical support to repair, modernize, improve and acquire HPCMP and Department of Defense Supercomputing Resource Center assets and capabilities. The task order has a one-year base period of performance and four one-year options for a total task order value of approximately $575 million if all options are exercised.

U.S. Navy – U.S. Naval Sea Systems Command (NAVSEA): SAIC was awarded a contract by NAVSEA to manufacture MK 48 Mod 7 heavyweight torpedo afterbody and tailcone sections. The contract has a 27-month base period of performance from award to final acceptance and includes options for the procurement of spares, production support material, engineering services, test equipment design and manufacturing, and hardware repair services. The total contract value is expected to be approximately $380 million if all options are exercised.

U.S. Intelligence Community: SAIC was awarded contracts and task orders valued at approximately $149 million, if all options are exercised, by U.S. national security and Intelligence Community customers. Although these customers and the specific nature of these contracts are classified, they all encompass strategic, end-to-end services that help bolster national security.

(1)	Non-GAAP measure, see Schedule 5 for information about this measure.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern time on December 8, 2016. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). Beginning with our third quarter fiscal year 2017 conference call, we will be providing webcast access only – “dial-in” access will no longer be available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com.

All information in this release is as of December 8, 2016. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 4, 2016	October 30, 2015	November 4, 2016	October 30, 2015
(in millions, except per share amounts)
Revenues	$1,114	$1,136	$3,424	$3,244
Cost of revenues	1,000	1,030	3,084	2,939
Selling, general and administrative expenses	40	41	120	116
Acquisition and integration costs	-	1	10	16
Operating income	74	64	210	173
Interest expense	15	14	41	31
Income before income taxes	59	50	169	142
Provision for income taxes	(17)	(16)	(57)	(53)
Net income	$42	$34	$112	$89
Weighted-average number of shares outstanding:
Basic	44.2	46.0	44.6	45.9
Diluted	45.6	47.4	46.0	47.5
Earnings per share:
Basic	$0.95	$0.74	$2.51	$1.94
Diluted	$0.91	$0.72	$2.43	$1.87
Cash dividends declared and paid per share	$0.31	$0.31	$0.93	$0.90

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	November 4, 2016	January 29, 2016
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$203	$195
Receivables, net	616	635
Inventory, prepaid expenses and other current assets	151	122
Total current assets	970	952
Goodwill	863	860
Intangible assets, net	206	224
Property, plant and equipment, net	63	71
Other assets	16	15
Total assets	$2,118	$2,122

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$451	$447
Accrued payroll and employee benefits	217	184
Long-term debt, current portion	8	57
Total current liabilities	676	688
Long-term debt, net of current portion	1,038	1,013
Other long-term liabilities	47	41
Total equity	357	380
Total liabilities and equity	$2,118	$2,122

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 4, 2016	October 30, 2015	November 4, 2016	October 30, 2015
	(in millions)
Cash flows from operating activities:
Net income	$42	$34	$112	$89
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13	18	41	42
Stock-based compensation expense	7	8	25	25
Excess tax benefits from stock-based compensation	(6)	(1)	(15)	(9)
Loss on extinguishment of debt	2	-	2	-
Increase (decrease) resulting from changes in operating assets and liabilities net of the effect of the acquisition:
Receivables	39	(8)	19	(44)
Inventory, prepaid expenses and other current assets	6	(2)	(13)	(5)
Other assets	-	-	(1)	1
Accounts payable and accrued liabilities	13	38	6	36
Income taxes payable	(4)	-	(2)	-
Accrued payroll and employee benefits	37	(16)	33	(15)
Other long-term liabilities	4	(3)	4	(2)
Total cash flows provided by operating activities	153	68	211	118
Cash flows from investing activities:
Change in restricted cash	1	1	4	(16)
Expenditures for property, plant, and equipment	(3)	(5)	(11)	(11)
Asset acquisition	(2)	-	(2)	-
Cash paid for acquisition, net of cash acquired	-	-	-	(764)
Total cash flows used in investing activities	(4)	(4)	(9)	(791)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(13)	(41)	(41)
Principal payments on borrowings	(210)	(13)	(236)	(29)
Issuances of stock	1	1	3	3
Stock repurchased and retired or withheld for taxes on equity awards	(49)	(18)	(137)	(36)
Excess tax benefits from stock-based compensation	6	1	15	9
Disbursements for obligations assumed from Scitor acquisition	(2)	(1)	(5)	(3)
Proceeds from borrowings	209	-	209	670
Deferred financing costs	(2)	-	(2)	(17)
Total cash flows (used in) provided by financing activities	(61)	(43)	(194)	556
Total increase (decrease) in cash and cash equivalents	88	21	8	(117)
Cash and cash equivalents at beginning of period	115	163	195	301
Cash and cash equivalents at end of period	$203	$184	$203	$184

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	November 4, 2016	August 5, 2016	January 29, 2016
	(in millions)
Funded backlog	$2,044	$2,011	$1,879
Negotiated unfunded backlog	6,189	5,460	5,319
Total backlog	$8,233	$7,471	$7,198

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

Internal revenue growth

	Three Months Ended	Nine Months Ended
	November 4, 2016
	(in millions)
Prior year period's revenues, as reported	$1,136	$3,244
Prior year period's revenues performed by former Parent	(7)	(28)
Revenues of acquired business for the pre-acquisition prior year period	-	154
Prior year period's revenues, as adjusted	1,129	3,370
Current year revenues, as reported	1,114	3,424
Revenues performed by former Parent	(2)	(8)
Estimated impact of 53rd week	-	(88)
Current year period's revenues, as adjusted	1,112	3,328
Internal revenue growth (contraction)(1)	$(17)	$(42)
Internal revenue growth (contraction) percentage	(1.5%)	(1.2%)

We utilize internal revenue growth (or internal revenue contraction if negative) to evaluate revenue growth after the completion of acquisitions. Internal revenue growth is calculated by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We also adjust current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc. (“former Parent”) since revenues on pre-separation joint work are recorded equal to cost and are expected to decline over time. For fiscal 2017, a 53-week fiscal year, we have also adjusted revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the prior year period. We estimate the revenue impact of the additional week by dividing the current year’s revenues for the first quarter by the number of days in the first quarter and multiplying that amount by the number of additional days in the first quarter. We believe that adjusting current year revenues to reflect the impact of the additional week improves comparability since differences in the number of days generally have a direct impact on the amount of revenues earned during the respective periods. We believe that internal revenue growth provides management and investors with useful information in assessing trends on how successful the Company has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions.

(1)	Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted operating income, EBITDA, Adjusted EBITDA, and Adjusted diluted earnings per share

	Three Months Ended		Nine Months Ended
	November 4, 2016	October 30, 2015	November 4, 2016	October 30, 2015
	(in millions, except per share amounts)
Net income	$42	$34	$112	$89
Interest expense	15	14	41	31
Provision for income taxes	17	16	57	53
Depreciation and amortization	12	17	39	40
EBITDA(1)	86	81	249	213
EBITDA as a percentage of revenues	7.7%	7.1%	7.3%	6.6%
Acquisition and integration costs	-	1	10	16
Depreciation included in acquisition and integration costs	-	-	(2)	-
Adjusted EBITDA(1)	$86	$82	$257	$229
Adjusted EBITDA as a percentage of revenues	7.7%	7.2%	7.5%	7.1%

Operating income	$74	$64	$210	$173
Operating income as a percentage of revenues	6.6%	5.6%	6.1%	5.3%
Acquisition and integration costs	-	1	10	16
Adjusted operating income(1)	$74	$65	$220	$189
Adjusted operating income as a percentage of revenues	6.6%	5.7%	6.4%	5.8%

Diluted earnings per share	$0.91	$0.72	$2.43	$1.87
Acquisition and integration costs, divided by diluted weighted-average number of shares outstanding	$-	$0.02	$0.22	$0.34
Acquisition and integration costs tax benefit, divided by diluted weighted-average number of shares outstanding	$-	$(0.01)	$(0.09)	$(0.10)
Adjusted diluted earnings per share(1)	$0.91	$0.73	$2.56	$2.11

EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA, adjusted operating income, and adjusted diluted earnings per share are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance as they relate to the Company’s significant acquisition of Scitor. Adjusted EBITDA and adjusted operating income are calculated by excluding acquisition and integration costs from EBITDA and operating income, respectfully. Adjusted diluted earnings per share is calculated by excluding the impact of acquisition and integration costs from diluted earnings per share.  In order to calculate the impact on diluted earnings per share, we use the effective income tax rates for each period excluding the negative effect of certain non-deductible acquisition and integration costs included in net income. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)	Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	November 4, 2016	October 30, 2015	November 4, 2016	October 30, 2015
	(in millions)
Cash flows provided by operating activities	$153	$68	$211	$118
Expenditures for property, plant, and equipment	(3)	(5)	(11)	(11)
Free cash flow(1)	$150	$63	$200	$107

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)	Non-GAAP measure, see above for definition.